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First Community Banking Services, Inc.
Exhibit 11 - Computation of Net Income Per Share


            Primary                                                       1996                1995              1994
           --------                                                       ----                ----              ----
Net Income used for primary share amounts                           $   1,254,411        $  1,022,247        $  795,374
                                                                        =========           =========          ========

Weighted average of common shares outstanding                             643,062             640,742           637,062

Add-Common stock equivalents determined
using the "Treasury Stock" method
representing shares issuable upon exercise
of director and employee stock options using
annual average market price 36,728 15,545 *                                36,728              15,545              * -0-
                                                                           ------              ------              -----

Weighted average number of shares used in
   calculation of primary earnings per share                              679,790             656,287            637,062
                                                                        =========            ========           ========

Primary earnings per share including no
   dilutive stock options                                           $        1.85        $       1.56        $      1.25
                                                                        =========            ========           ========

Primary earnings per share used                                     $        1.85        $   **  1.60        $      1.25
                                                                        =========            ========           ========

*The effect of common stock equivalents in 1994 is anti-dilutive.
**The effect of stock options treated as common stock equivalents is immaterial for 1995. Weighted average of common shares outstanding was used.